UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On October 29, 2010, Air Products sent a letter to the Airgas Board.  The full text of the letter is set forth below.

[Letterhead of Air Products and Chemicals, Inc.]

October 29, 2010

Mr. John C. van Roden, Jr.
Chairman
Airgas, Inc.
259 North Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283

Dear John:

We appreciate your letter of earlier this week.  We are prepared to negotiate in good faith immediately.  We welcome any information Airgas may wish to provide us on value in any meeting between our two teams.

Having said that, you must understand that our interest in acquiring Airgas does not extend indefinitely.  We do not believe that pre-conditions to any meeting are reasonable at this point.  It is clear that Airgas shareholders want us to work together to bridge our differences through direct negotiation.  We respectfully suggest that now is the right time for us to have a private exchange of views.  Promptly following this path would better serve the interests of Airgas shareholders and is the only way to achieve a transaction that delivers immediate and certain value to Airgas shareholders in 2010.

Our view on value is based on our general concurrence with the consensus outlook for the US economy in 2011 and 2012 and its impact on the value of Airgas.  Analyst estimates for Airgas on a standalone basis, as well as the fact that we are over a year into this process and no other bidder for Airgas has emerged, all point to the need for Airgas to be realistic in its price expectations.

While we are prepared to continue our efforts directly with your shareholders through the January meeting, we believe that all parties would be best served by our two teams coming together.  We would welcome the opportunity to meet in person with you, Peter McCausland and any or all members of the board, as you deem appropriate.  As always, the Air Products team stands ready to engage immediately with you and your advisors.

Very truly yours,
cc:  Airgas Board of Directors